Exhibit 99.1
Purchase, New York     Telephone: 914-253-3941     www.pepsico.com

Contact:	Jenny Schiavone Director, Public Information
PepsiCo Reports Strong Sales and Operating Results for 2007 Fourth Quarter
and Full Year
•   Full Year Operating Cash Flow up 14%.
PURCHASE, N.Y., February 7, 2008 — PepsiCo reported continued strong operating performance in the fourth quarter of 2007. Net revenue increased 17% in the quarter and reported operating profit increased 9%; core division operating profit, excluding restructuring items, increased 11%. Reported EPS was $0.77 including the impact of restructuring actions and certain tax benefits; excluding these items, core EPS was $0.80. For the year, net revenue increased 12%, reported operating profit and core division operating profit both grew 10% and core EPS grew 13% to $3.38; reported EPS of $3.41 grew 2%, largely reflecting the lapping of tax benefits in 2006.
PepsiCo Chairman and CEO Indra Nooyi said, “Our strong top- and bottom-line results in 2007 once again demonstrated the balance and strength of our global portfolio. All of our segments posted solid results for the year.”
“As we begin 2008, I am confident we have the right strategies in place to deliver full year performance consistent with our long-term profit guidance,” Ms. Nooyi continued. “Our brands are some of the best loved trademarks in the world, and we’re continually adding to their vitality through exceptional innovation and unmatched go-to-market execution. We will fully leverage these advantages — together with enhanced productivity across the business system and effective net pricing — to address the challenge of accelerating input cost inflation. The new organization is ready to take the best of PepsiCo across our divisions and geographies to generate profitable growth, expand our global footprint and make Performance with Purpose the driving force behind everything we do.”
FULL YEAR 2007 RESULTS
PepsiCo grew worldwide revenue 12% for the full year, driven by snack volume growth of 6% and beverage volume growth of 4%. PepsiCo International (PI) led volume growth with 9% snack growth and 8% beverage growth. Frito-Lay North America (FLNA) delivered 3% volume growth driven by strong momentum in Doritos and the Smart Spot eligible products. Volume in PepsiCo Beverages North America (PBNA) was flat compared with the prior year. Each of the divisions utilized a combination of pricing and mix to balance commodity cost inflation, while maintaining top-line momentum.
Core division operating profit was up 10%, with every division contributing to profit growth for the year. Strong profit performance allowed PepsiCo to make important investments to drive future marketplace growth and system transformation.
Foreign currency translation contributed about 2 points of growth to net revenue and operating profit. Acquisitions and divestitures added 3 points to net revenue and had no impact on operating profit. For the full year, the reported tax rate was 25.9%; the comparable tax rate was 27.6%.
Cash from operations was $6.9 billion, up 14%, and net capital expenditures were $2.4 billion. Management operating cash flow grew 12% to $4.6 billion. Cash returned to shareholders was up 34%, comprised of $2.2 billion in dividends and $4.3 billion in share repurchases.
ITEMS AFFECTING COMPARABILITY OF RESULTS
The following table presents the 2007 growth rates and shows division operating profit on an “as reported” and “core” basis, which excludes the impact of both the previously announced plant closings and production line rationalizations (about $0.03 per share) as well as costs associated with the recent divisional reorganization ($0.01 per share). In the fourth quarter, the Company recorded a pre-tax charge of $102 million related to these restructuring actions. EPS is also shown “as reported” and “core,” with the latter excluding the impact of both restructuring charges and certain tax items. In the third quarter, the Company reported non-cash tax benefits totaling $115 million related to the resolution of certain foreign tax matters and an additional non-cash tax benefit of $14 million related to the same matter in the fourth quarter. The Company believes the core results are more indicative of the Company’s ongoing results.
Summary of PepsiCo 2007 Results

	% Growth Rate
	Fourth Quarter	Full Year
Volume (Servings)	5	4
Net Revenue	17	12

As Reported
Division Operating Profit	9	9
EPS	(29)	2

Core
Division Operating Profit	11	10
EPS	8	13
Items Affecting Diluted EPS Comparability

	Fourth Quarter			Full Year
	2007	2006	% Growth	2007	2006	% Growth
Reported diluted EPS	$0.77	$1.09	-29%	$3.41	$3.34	2%
Tax items	(0.01)	(0.37)		(0.08)	(0.37)
Restructuring and impairment charges	0.04	0.03		0.04	0.03

Diluted EPS excluding above items*	$0.80	$0.74	8%	$3.38	$3.00	13%

*	Certain amounts do not sum due to rounding
DISCUSSION OF FOURTH QUARTER DIVISION OPERATING RESULTS
The impact on division operating results of the restructuring actions are summarized on the accompanying schedule A-10. The following discussion of division operating results excludes the impact of these actions.

Summary of Division Results (core operating profit excludes impact of restructuring actions)

	% Growth Rates
									As Reported
	Fourth Quarter				Full Year				Operating Profit
			Net	Core			Net	Core	Fourth	Full
	Volume		Revenue	Oper. Profit	Volume		Revenue	Oper. Profit	Quarter	Year
FLNA	3		8	7	3		7	7	13	9
PBNA	1		15	19	0		7	7	17	6
QFNA	3		8	3	2		5	2.5	3	2.5
PI	8/9	*	26	12	9/8	*	22	18	1	15

Total Divisions	5.5/5	*	17	11	6/4	*	12	10	9	9

*	Snacks/Beverages
Frito-Lay North America (FLNA) revenue and operating profit growth continued strong.
Net revenue increased 8% in the fourth quarter, driven by 3% volume growth and effective net pricing. Revenue growth was led by double-digit growth in SunChips, multipacks and dips. Trademark Lay’s and Doritos grew revenue mid-single-digits. For the quarter, our portfolio of savory snacks continued to gain both volume and value share. The Quaker snacks portfolio grew revenue double-digits, led by Chewy Granola bars and Quakes Rice Cakes.
Operating profit grew 7%, reflecting the revenue gains, partially offset by higher commodity costs and double-digit increases in marketing investments.
PepsiCo Beverages North America (PBNA) non-carbonated beverages drove volume growth.
Beverage volume increased 1% in the quarter, reflecting high-single-digit growth in non-carbonated beverages partially offset by a low-single-digit decline in carbonated soft drinks (CSD). Within non-carbonated beverages, Gatorade, Lipton ready-to-drink teas, enhanced waters and energy drinks each increased double digits; trademark Aquafina grew mid-single-digits. Our portfolio of juice and juice drinks declined low-single-digits as a result of the ongoing effect of previous price increases.
Net revenue grew 15%, driven by growth in finished goods beverages and effective net pricing primarily at Tropicana. Acquisitions contributed 2.5 percentage points of growth.
Operating profit grew 19%, reflecting revenue gains and partially offset by higher input costs. The net impact of lower amortization expenses and acquisitions contributed 4 percentage points to growth.

Quaker Foods North America (QFNA) profit grew 3%.
Volume grew 3% in the quarter based on improved trends in oatmeal and ready-to-eat cereals. Net revenue increased 8% driven by volume growth and effective net pricing. Operating profit increased 3% as the revenue gains were partially offset by higher input costs and increased SAP costs.
PepsiCo International (PI) posted broad-based gains in snacks and beverages.
Snack volume growth of 8% was led by double-digit growth in Russia, the Middle East, Turkey and India. Gamesa volume grew mid-single-digits. Volume at both Walkers and Sabritas declined by less than 1%; in both cases, the volume trend improved sequentially and net revenue growth was positive. Acquisitions contributed nearly 2 points to total snacks growth.
Beverage volume grew 9%, with double-digit growth in the Middle East, China, Brazil, Argentina, India and Russia partially offset by declines in Mexico, Thailand and Spain. In total, CSDs grew at a high-single-digit rate, posting growth in each of the division’s four largest trademarks — Pepsi, 7-Up, Mirinda and Mountain Dew. Non-carbonated beverages grew at a double-digit rate, led by Lipton ready-to-drink teas and the addition of Sandora juice and juice drinks. Acquisitions contributed 2 points to total beverage growth.
PI Regional Volume Growth

	% Growth Rate
	Snacks		Beverages
	Quarter	Full Year	Quarter	Full Year
Latin America	5	6	4	4
Europe, Middle East and Africa	8	9	14	11
Asia Pacific	21	20	8	8

Total PI	8	9	9	8
Organic net revenue grew 10%, reflecting broad-based volume gains and also effective net pricing. In total, net revenue grew 26%, including over 7 percentage points of growth from foreign currency and 8 percentage points from consolidations and the net impact of acquisitions and divestitures.
Operating profit grew 12%, despite increased raw material costs. PI took the opportunity to make significant incremental investments in the quarter — reducing operating profit by about 10 percentage points — predominantly to drive continued growth in key businesses, particularly in emerging markets, and to implement SAP internationally. Foreign currency translation contributed 7 percentage points of growth. Consolidations together with the net of acquisitions and divestitures had no net impact.
Higher tax rate impacted EPS growth.
Corporate unallocated expenses increased $26 million in the quarter based on previously announced research and development spending. Net interest expense increased $24 million, reflecting higher net debt balances and lower gains on investments used to hedge deferred compensation expenses.
For the quarter, the reported tax rate was 29.8% versus -7.5% in the prior year. Excluding the impact of net tax benefits recorded in both years, the comparable quarterly tax rate was 30.6% versus 28.4% last year. The higher comparable tax rate, related to volatility in connection with the prior adoption of FIN 48 and the impact of recent tax law changes in Mexico, reduced core EPS growth by more than 3 percentage points.
2008 GUIDANCE
Company expects 2008 performance to be consistent with long-term targets.
For 2008, the Company expects 3% to 5% volume growth, mid-to-high single digit net revenue growth and EPS of at least $3.72. The Company expects total worldwide input cost inflation to be in the mid-single-digit range. The tax rate is expected to be about 27.5%.
Cash provided by operating activities is expected to be approximately $7.6 billion and capital spending about $2.7 billion. The Company intends to repurchase approximately $4.3 billion in shares; it also intends, over time, to continue to sell PBG common stock to an ownership level of 35% and, as previously announced, to sell PAS common stock, over time, to the ownership level at the time of the merger with Whitman Corporation in 2000 of about 37%.
As a result of the previously announced reorganization, the Company will begin reporting six business segments — Frito-Lay North America, Quaker Foods North America, Latin America Foods, PepsiCo Americas Beverages, UK/Europe and Middle East/Africa/Asia — in the first quarter of 2008, up from four segments in 2007.
About PepsiCo
PepsiCo (NYSE: PEP) is one of the world’s largest food and beverage companies, with 2007 annual revenues of more than $39 billion. The Company employs approximately 185,000 people worldwide, and its products are sold in approximately 200 countries. Its principal businesses include: Frito-Lay snacks, Pepsi-Cola beverages, Gatorade sports drinks, Tropicana juices and Quaker foods. The PepsiCo portfolio includes 17 brands that generate $1 billion or more each in annual retail sales. PepsiCo’s commitment to sustainable growth, defined as Performance with Purpose, is focused on generating healthy financial returns while giving back to communities the Company serves. This includes meeting consumer needs for a spectrum of convenient foods and beverages, reducing the Company’s impact on the environment through water, energy and packaging initiatives, and supporting its employees through a diverse and inclusive culture that recruits and retains world-class talent. PepsiCo is listed on the Dow Jones North America Sustainability Index and the Dow Jones World Sustainability Index. For more information, please visit www.pepsico.com.
Cautionary Statement
This release contains statements concerning PepsiCo’s expectations for future performance, including our 2008 guidance. These “forward-looking statements” are based on currently available information, operating plans and projections about future events and trends. They inherently involve risks and uncertainties that could cause actual results to differ materially from those predicted in such forward-looking statements. Such risks and uncertainties include, but are not limited to: changes in demand for our products, as a result of shifts in consumer preferences or otherwise; our ability to maintain our reputation; our ability to build and sustain our information technology infrastructure and successfully implement our Business Process Transformation Initiative; fluctuations in the cost and availability of raw materials; our ability to compete effectively; disruption of our supply chain; trade consolidation, the loss of any key customer, or failure to maintain good relationships with our bottling partners; changes in the legal or regulatory environment; our ability to hire or retain key employees or to outsource certain functions effectively; unfavorable economic, environmental or political conditions in the countries where we operate; and market risks arising from changes in commodity prices, foreign exchange rates and interest rates. For additional information on these and other factors that could cause our actual results to materially differ from those set forth herein, please see our filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. PepsiCo undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
Miscellaneous Disclosures
Conference Call: At 11 a.m. (Eastern Time) today, the Company will host a conference call with investors to discuss fourth-quarter 2007 results and the outlook for 2008. For details, visit the Company’s website at www.pepsico.com and click on the “Investors” tab.
Reconciliation: In discussing financial results and guidance, the Company may refer to certain non-GAAP measures. Reconciliations of any such non-GAAP measures to the most directly comparable financial measures in accordance with GAAP can be found under “PepsiCo Financial Press Releases” on the Company’s website at www.pepsico.com in the “Investors” section.
Beverage volume: Volume shipped to retailers and independent distributors from both PepsiCo and our bottlers. Volume for products sold by PepsiCo’s bottlers is reported by PepsiCo on a monthly basis, with the fourth quarter comprising September, October, November and December.
Concentrate Shipment Equivalents (CSE): CSE represents PepsiCo’s physical beverage volume shipments to bottlers, retailers and independent distributors.
“Effective net pricing” refers to the combined impact of mix and price. “Net pricing” refers to the combined impact of list price changes, discounts and allowances. “Pricing” refers to the impact of list price changes.
Sales of PBG and PAS shares are made pursuant to 10b5-1 trading plans.
Acquisition impacts to PI regional volume growth: For the quarter, acquisitions contributed 8 points to Asia Pacific snacks, 1.5 points to Latin America snacks, nearly 2 points to total PI snacks, 4 points to EMEA beverages and 2 points to total PI beverages. For the year, acquisitions contributed 1 point to EMEA snacks, 7 points to Asia Pacific snacks, 0.5 points to Latin America snacks, 2 points to total PI snacks, 1 point to EMEA beverages and 1 point to total PI beverages.
# # # #

PepsiCo, Inc. and Subsidiaries
Condensed Consolidated Statement of Income
(in millions, except per share amounts)

	Quarter Ended		Year Ended
	12/29/07	12/30/06	12/29/07	12/30/06
	(unaudited)		(unaudited)

Net Revenue	$12,346	$10,570	$39,474	$35,137

Costs and Expenses
Cost of sales	5,784	4,830	18,038	15,762
Selling, general and administrative expenses	4,811	4,097	14,208	12,711
Amortization of intangible assets	21	54	58	162

Operating Profit	1,730	1,589	7,170	6,502

Bottling Equity Income	95	113	560	553
Interest Expense	(71)	(67)	(224)	(239)
Interest Income	43	63	125	173

Income before Income Taxes	1,797	1,698	7,631	6,989

Provision/(Benefit) for Income Taxes	535	(128)	1,973	1,347

Net Income	$1,262	$1,826	$5,658	$5,642

Diluted
Net Income Per Common Share	$0.77	$1.09	$3.41	$3.34
Average Shares Outstanding	1,645	1,681	1,658	1,687

PepsiCo, Inc. and Subsidiaries
Supplemental Financial Information
(in millions)

	Quarter Ended		Year Ended
	12/29/07	12/30/06	12/29/07	12/30/06
	(unaudited)		(unaudited)
Net Revenue
Frito-Lay North America	$3,510	$3,242	$11,586	$10,844
PepsiCo Beverages North America	2,819	2,461	10,230	9,565
PepsiCo International	5,421	4,316	15,798	12,959
Quaker Foods North America	596	551	1,860	1,769

Total Net Revenue	$12,346	$10,570	$39,474	$35,137

Operating Profit
Frito-Lay North America	$811	$718	$2,845	$2,615
PepsiCo Beverages North America	464	398	2,188	2,055
PepsiCo International	560	556	2,322	2,016
Quaker Foods North America	169	165	568	554

Division Operating Profit	2,004	1,837	7,923	7,240
Corporate	(274)	(248)	(753)	(738)

Total Operating Profit	$1,730	$1,589	$7,170	$6,502

PepsiCo, Inc. and Subsidiaries
Condensed Consolidated Statement of Cash Flows
(in millions)

	Year Ended
	12/29/07	12/30/06
	(unaudited)
Operating Activities
Net income	$5,658	$5,642
Depreciation and amortization	1,426	1,406
Stock-based compensation expense	260	270
Excess tax benefits from share-based payment arrangements	(208)	(134)
Pension and retiree medical plan contributions	(310)	(131)
Pension and retiree medical plan expenses	535	544
Bottling equity income, net of dividends	(441)	(442)
Deferred income taxes and other tax charges and credits	118	(510)
Change in accounts and notes receivable	(405)	(330)
Change in inventories	(204)	(186)
Change in prepaid expenses and other current assets	(16)	(37)
Change in accounts payable and other current liabilities	500	223
Change in income taxes payable	128	(295)
Other, net	(107)	64

Net Cash Provided by Operating Activities	6,934	6,084

Investing Activities
Capital spending	(2,430)	(2,068)
Sales of property, plant and equipment	47	49
Proceeds from (Investment in) finance assets	27	(25)
Acquisitions and investments in noncontrolled affiliates	(1,320)	(522)
Cash proceeds from sale of The Pepsi Bottling Group (PBG) stock	315	318
Divestitures	—	37
Short-term investments, net	(383)	2,017

Net Cash Used for Investing Activities	(3,744)	(194)

Financing Activities
Proceeds from issuances of long-term debt	2,168	51
Payments of long-term debt	(579)	(157)
Short-term borrowings, net	(395)	(2,341)
Cash dividends paid	(2,204)	(1,854)
Share repurchases — common	(4,300)	(3,000)
Share repurchases — preferred	(12)	(10)
Proceeds from exercises of stock options	1,108	1,194
Excess tax benefits from share-based payment arrangements	208	134

Net Cash Used for Financing Activities	(4,006)	(5,983)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	75	28

Net Decrease in Cash and Cash Equivalents	(741)	(65)

Cash and Cash Equivalents — Beginning of year	1,651	1,716

Cash and Cash Equivalents — End of year	$910	$1,651

PepsiCo, Inc. and Subsidiaries
Condensed Consolidated Balance Sheet
(in millions)

	12/29/07	12/30/06
	(unaudited)
Assets
Current Assets
Cash and cash equivalents	$910	$1,651
Short-term investments	1,571	1,171

Accounts and notes receivable, net	4,389	3,725

Inventories
Raw materials	1,056	860
Work-in-process	157	140
Finished goods	1,077	926

	2,290	1,926

Prepaid expenses and other current assets	991	657

Total Current Assets	10,151	9,130

Property, plant and equipment, net	11,228	9,687
Amortizable intangible assets, net	796	637

Goodwill	5,169	4,594
Other nonamortizable intangible assets	1,248	1,212

Nonamortizable Intangible Assets	6,417	5,806

Investments in noncontrolled affiliates	4,354	3,690
Other assets	1,682	980

Total Assets	$34,628	$29,930

Liabilities and Shareholders’ Equity
Current Liabilities
Short-term obligations	$—	$274
Accounts payable and other current liabilities	7,602	6,496
Income taxes payable	151	90

Total Current Liabilities	7,753	6,860

Long-term debt obligations	4,203	2,550
Other liabilities	4,613	4,624
Deferred income taxes	714	528

Total Liabilities	17,283	14,562

Commitments and Contingencies

Preferred stock, no par value	41	41
Repurchased preferred stock	(132)	(120)

Common Shareholders’ Equity
Common stock	30	30
Capital in excess of par value	450	584
Retained earnings	28,184	24,837
Accumulated other comprehensive loss	(841)	(2,246)

	27,823	23,205
Less: Repurchased common stock	(10,387)	(7,758)

Total Common Shareholders’ Equity	17,436	15,447

Total Liabilities and Shareholders’ Equity	$34,628	$29,930

PepsiCo, Inc. and Subsidiaries
Supplemental Share and Stock-Based Compensation Data
(in millions, except dollar amounts, and unaudited)

	Quarter ended		Year ended
	12/29/07	12/30/06	12/29/07	12/30/06
Beginning Net Shares Outstanding	1,610	1,647	1,639	1,656
Options Exercised/Restricted Stock Units Converted	10	4	30	31
Shares Repurchased	(15)	(12)	(64)	(48)

Ending Net Shares Outstanding	1,605	1,639	1,605	1,639

Weighted Average Basic	1,608	1,642	1,621	1,649
Dilutive securities:
Options	31	32	31	32
Restricted Stock Units	5	5	4	4
ESOP Convertible Preferred Stock/Other	1	2	2	2

Weighted Average Diluted	1,645	1,681	1,658	1,687

Average Share Price for the period	$73.84	$63.39	$68.23	$61.08
Growth Versus Prior Year	16%	10%	12%	10%

Options Outstanding	109	128	121	137
Options in the Money	109	127	118	137
Dilutive Shares from Options	31	32	31	32
Dilutive Shares from Options as a % of Options in the Money	29%	25%	26%	24%

Average Exercise Price of Options in the Money	$47.43	$44.19	$46.35	$43.93

Restricted Stock Units Outstanding	7	8	8	8
Dilutive Shares from Restricted Stock Units	5	5	4	4

Average Intrinsic Value of Restricted Stock Units Outstanding*	$58.63	$53.38	$58.51	$53.09

*	Weighted-average intrinsic value at grant date

PepsiCo, Inc. and Subsidiaries
Condensed Consolidated Statement of Income
(in millions, except per share amounts, and unaudited)
COMPARABLE BASIS*

	Quarter Ended		Year Ended
	12/29/07	12/30/06	12/29/07	12/30/06

Net Revenue	$12,346	$10,570	$39,474	$35,137

Costs and Expenses
Cost of sales	5,784	4,830	18,038	15,762
Selling, general and administrative expenses	4,709	4,030	14,106	12,644
Amortization of intangible assets	21	54	58	162

Operating Profit	1,832	1,656	7,272	6,569

Bottling Equity Income	95	92	560	532
Interest Expense	(71)	(67)	(224)	(239)
Interest Income	43	63	125	173

Income before Income Taxes	1,899	1,744	7,733	7,035

Provision for Income Taxes	581	495	2,134	1,970

Net Income	$1,318	$1,249	$5,599	$5,065

Diluted
Net Income Per Common Share	$0.80	$0.74	$3.38	$3.00
Average Shares Outstanding	1,645	1,681	1,658	1,687

*	Excludes the impact of restructuring and impairment charges recorded in 2007 and 2006, certain non-cash tax benefits recorded in 2007 and 2006 and our share of PBG’s tax benefits recorded in 2006. See schedules A-8 through A-10 for a discussion of these items and reconciliations to the most directly comparable financial measures in accordance with Generally Accepted Accounting Principles (GAAP).

PepsiCo, Inc. and Subsidiaries
Supplemental Financial Information
(in millions and unaudited)
COMPARABLE BASIS*

	Quarter Ended		Year Ended
	12/29/07	12/30/06	12/29/07	12/30/06
Net Revenue
Frito-Lay North America	$3,510	$3,242	$11,586	$10,844
PepsiCo Beverages North America	2,819	2,461	10,230	9,565
PepsiCo International	5,421	4,316	15,798	12,959
Quaker Foods North America	596	551	1,860	1,769

Total Net Revenue	$12,346	$10,570	$39,474	$35,137

Operating Profit
Frito-Lay North America	$839	$785	$2,873	$2,682
PepsiCo Beverages North America	475	398	2,199	2,055
PepsiCo International	623	556	2,385	2,016
Quaker Foods North America	169	165	568	554

Division Operating Profit	2,106	1,904	8,025	7,307
Corporate	(274)	(248)	(753)	(738)

Total Operating Profit	$1,832	$1,656	$7,272	$6,569

*	Excludes the impact of restructuring and impairment charges recorded in 2007 and 2006. See schedules A-8 through A-10 for a discussion of these items and reconciliations to the most directly comparable financial measures in accordance with GAAP.

Reconciliation of GAAP and Non-GAAP Information
(unaudited)
In the third and fourth quarter of 2007, we recognized $115 million and $14 million, respectively, of non-cash tax benefits related to the favorable resolution of certain foreign tax matters. Additionally, in the fourth quarter of 2007, we recorded restructuring and impairment charges in connection with previously announced plant closings and production line rationalizations, as well as costs associated with the recent divisional reorganization.
In the fourth quarter of 2006, we recorded non-cash tax benefits of $602 million, substantially all of which related to the Internal Revenue Service’s (IRS’s) examination of our consolidated income tax returns for the years 1998 through 2002. In the fourth quarter of 2006, PBG also recorded non-cash tax benefits in connection with the IRS’s examination of certain of their consolidated income tax returns. We recorded our share of these tax benefits in bottling equity income in the fourth quarter of 2006. In addition, in the fourth quarter of 2006, we recorded restructuring and impairment charges in conjunction with consolidating the manufacturing network at Frito-Lay by closing two plants in the U.S., and rationalizing other assets, to increase manufacturing productivity and supply chain efficiencies.
The financial measures listed below are not measures defined by GAAP. However, we believe investors should consider these measures as they are more indicative of our ongoing performance and with how management evaluates our operational results and trends. Specifically, investors should consider the following with respect to our quarterly and full year results:
•	Our 2007 and 2006 division operating profit;

•	Our 2007 and 2006 division operating profit and total operating profit without the impact of restructuring and impairment charges; and our 2007 division operating profit growth and total operating profit growth without the impact of the aforementioned items;

•	Our 2007 effective tax rate without the impact of the tax benefits and restructuring and impairment charges; and our 2006 effective tax rate without the impact of the tax benefits, our share of PBG’s tax benefits and restructuring and impairment charges; and

•	Our 2007 diluted EPS without the impact of the tax benefits and restructuring and impairment charges; our 2006 diluted EPS without the impact of the tax benefits, our share of PBG’s tax benefits and restructuring and impairment charges; and our 2007 diluted EPS growth without the impact of the aforementioned items.
Additionally, management operating cash flow and management operating cash flow growth are the primary measures management uses to monitor cash flow performance. They are not measures defined by GAAP. Since net capital spending is essential to our product innovation initiatives and maintaining our operational capabilities, we believe that it is a recurring and necessary use of cash. As such, we believe investors should also consider net capital spending when evaluating our cash from operating activities.

Reconciliation of GAAP and Non-GAAP Information (cont.)
($ in millions and unaudited)
Operating Profit Growth Reconciliation

	Quarter Ended		Year Ended
	12/29/07		12/29/07
Total Operating Profit Growth	9%		10%
Impact of Corporate Unallocated	—		(1)

Division Operating Profit Growth	9		9
Impact of Restructuring and Impairment Charges	1.5		—

Division Operating Profit Growth Excluding Above Items	11	%*	10%*

*	Does not sum due to rounding.
Effective Tax Rate Reconciliation (Quarter Ended 12/30/06)

	Pre-tax	Income	Effective
	Income	Taxes	Tax Rate
Reported Effective Tax Rate	$1,698	($128)	(7.5%)
Restructuring and Impairment Charges	67	24
Tax Benefits	—	602
PepsiCo Share of PBG Tax Benefits	(21)	(3)

Effective Tax Rate Excluding Above Items	$1,744	$495	28.4%

Effective Tax Rate Reconciliation (Quarter Ended 12/29/07)

	Pre-tax	Income	Effective
	Income	Taxes	Tax Rate
Reported Effective Tax Rate	$1,797	$535	29.8%
Restructuring and Impairment Charges	102	32
Tax Benefits	—	14

Effective Tax Rate Excluding Above Items	$1,899	$581	30.6%

Effective Tax Rate Reconciliation (Year Ended 12/29/07)

	Pre-tax	Income	Effective
	Income	Taxes	Tax Rate
Reported Effective Tax Rate	$7,631	$1,973	25.9%
Restructuring and Impairment Charges	102	32
Tax Benefits	—	129

Effective Tax Rate Excluding Above Items	$7,733	$2,134	27.6%

Management Cash Flow Reconciliation

	Year Ended
	12/29/07	12/30/06	Growth
Net Cash Provided by Operating Activities	$6,934	$6,084	14%
Capital spending	(2,430)	(2,068)
Sales of property, plant and equipment	47	49

Management Operating Cash Flow	$4,551	$4,065	12%

Reconciliation of GAAP and Non-GAAP Information (cont.)
Reported Percentage Growth Rates and Percentage Growth Rates Excluding Restructuring and
Impairment Charges
(unaudited)

	Quarter Ended 12/29/07				Year Ended 12/29/07
			Net	Operating			Net	Operating
	Volume		Revenue	Profit	Volume		Revenue	Profit

Frito-Lay North America
Reported growth	3		8	13	3		7	9
Impact on growth of:
2007 restructuring and impairment	—		—	4	—		—	1
2006 restructuring and impairment	—		—	(9)	—		—	(3)

Growth excluding above items	3		8	7	3		7	7

PepsiCo Beverages North America
Reported growth	1		15	17	—		7	6
Impact on growth of:
2007 restructuring and impairment	—		—	3	—		—	0.5

Growth excluding above items	1		15	19	—		7	7

PepsiCo International
Reported growth	8/9	*	26	1	9/8	*	22	15
Impact on growth of:
2007 restructuring and impairment	—		—	11	—		—	3

Growth excluding above items	8/9	*	26	12	9/8	*	22	18

Total Divisions
Reported growth	5.5/5	*	17	9	6/4	*	12	9
Impact on growth of:
2007 restructuring and impairment	—		—	5.5	—		—	1
2006 restructuring and impairment	—		—	(4)	—		—	(1)

Growth excluding above items	5.5/5	*	17	11	6/4	*	12	10

*	snacks/beverages
Note: Schedule does not sum in all instances due to rounding.